Exhibit 99.1

SCIELE PHARMA ANNOUNCES REDEMPTION OF ALL $150 MILLION
1.75% CONTINGENT CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2024

ATLANTA (May 15, 2007) – Sciele Pharma, Inc. (NASDAQ:SCRX) today announced that, following the closing on May 14, 2007, of its 2.625% Contingent Convertible Senior Notes Due 2027, the Company is redeeming all of its 1.75% Contingent Convertible Senior Subordinated Notes Due 2024, in accordance with the indenture dated May 3, 2006.  Each holder of these notes will be notified by mail regarding the terms of the redemption.

Holders can inquire about the procedures for the conversion of the Redeemable Securities by calling Deutsche Bank and Trust Company Americas at (908) 608-3162.  The Trustee also serves as the Paying Agent and the Conversion Agent under the Indenture

The Company expects to record an after-tax, non-cash expense in the second quarter of 2007 of approximately $3.6 million, or approximately $0.10 per share, associated with the write-off of the capitalized financing costs related to the redemption of the 1.75% Contingent Convertible Senior Subordinated Notes due 2024. This expense was not included in the Company’s previously announced full-year 2007 EPS guidance of $1.60 to $1.70.

About Sciele Pharma, Inc.

Sciele Pharma, Inc. is a pharmaceutical company specializing in sales, marketing and development of branded prescription products focused on Cardiovascular/Diabetes and Women’s Health. The Company’s Cardiovascular/Diabetes products treat patients with high cholesterol, hypertension, high triglycerides, unstable angina and Type 2 diabetes, and its Women’s Health products are designed to improve the health and well-being of women and mothers and their babies. Founded in 1992 and headquartered in Atlanta, Georgia, Sciele Pharma employs more than 800 people. The Company’s success is based on placing the needs of patients first, improving health and quality of life, and implementing its business platform – an Entrepreneurial Spirit, Innovation, Speed of Execution, Simplicity, and Teamwork.

Contact:

Sciele Pharma, Inc.

Joseph T. Schepers, 678-341-1401